Exhibit 1

Media Release

28 May 2007

Executive Changes

Westpac Banking Corporation’s Group Executive, Ann Sherry, will leave Westpac to become Chief Executive Officer of Carnival Australia.

Westpac Chief Executive Officer, David Morgan thanked Ann for her significant contribution to Westpac over the last 13 years.

“Ann and I have worked together for a number of years. I want to warmly thank her for the significant contribution that she has made to Westpac in her many roles.”

Dr Morgan wished Ann every success in her new position.

Ends.

For Further Information

David Lording
Media Relations
Westpac Banking Corporation
Ph: 02 8253 3510